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                                                                   Exhibit (3)-4

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                                       OF

                         GRAND HAVANA ENTERPRISES, INC.

               Grand Havana Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and providing that the written consent of the stockholders to such amendment should be obtained. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the first sentence of the Article thereof numbered "Fifth" so that, as amended, said sentence of said Article shall be and read in full as follows:

               "FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Three Million (53,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value one cent ($.01) per share, and Three Million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share."

               All other provisions of Article Fifth and all other provisions of the Corporation's Certificate of Incorporation shall remain unchanged and in full force and effect.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of the corporation was obtained in accordance with Section 228 of the General Corporation Law, by which consent the necessary number of shares as required by statute consented to the amendment, and written notice of action taken by such stockholders' consent has been given as provided in Section 228 of the General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Harry Shuster, an authorized officer, this 11th day of November, 1997.

                                            By /s/ Harry Shuster
                                              ---------------------------
                                              Harry Shuster,
                                              Chief Executive Officer